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                                                                Exhibit 99.5

                                       BY-LAWS

                                          OF

                                     ZAPPCO, INC.


                                      ARTICLE I.
                               OFFICES, CORPORATE SEAL

    SECTION 1. The registered office of the corporation shall be in the City of St.Cloud, State of Minnesota, and the corporation may have offices at such other places as the Board of Directors shall from time to time determine.

    SECTION 2.  There shall be no corporate seal.

                                     ARTICLE II.
                               MEETINGS OF SHAREHOLDERS

    SECTION 1. An annual meeting of the shareholders of the corporation entitled to vote for the election of directors shall be held at its registered office in the City of St.Cloud, Minnesota in each year beginning in 1982, or if that date shall fall upon a holiday, then the next succeeding business day, at which time the shareholders, voting as provided in the Articles of Incorporation, shall elect a Board of Directors consisting of not less than one
(1) nor more than seven (7) members for the ensuing year, and shall transact such other business as shall properly come before them; provided, however, that in the event that all the shares of the corporation are owned beneficially and of record by more than one shareholder, the number of directors shall be no less than three (3). The holders of a majority of shares outstanding entitled to vote for the election of directors at said meeting, represented


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either in person or by proxy, shall constitute a quorum for the transaction of business. In case a quorum be not present at the annual meeting, those present may adjourn to such day as they shall agree upon. A notice of such adjournment shall be mailed to each shareholder entitled to vote, at least five (5) days before such adjourned meeting, but if a quorum be present, they may adjourn from day to day as they see fit and no notice need be given.

    SECTION 2. Except as may otherwise be provided by the Board of Directors from time to time, only common shareholders of record at the close of business on a date twenty (20) days prior to the date of the annual meeting shall be entitled to vote at such meeting.

    SECTION 3. Special meetings of the shareholders may be called by the Secretary at any time upon request of the President, the Vice President or a majority of the members of the Board of Directors, or upon request by shareholders as provided by law.

    SECTION 4. There shall be mailed to each person shown by the books of the corporation to be, on the record date for determining shareholders entitled to vote, a holder of record of voting shares, at his address as shown by the books of the corporation, a notice setting out the time and place of the annual meeting, which notice shall be mailed at least five (5) days prior thereto. There shall be mailed to each person shown by the books of the corporation to be a shareholder of record at the time of mailing such notice and entitled to receive such notice, at his address as shown by the books of the corporation, a notice setting out the time, place, and


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object of each special meeting, which notice shall be mailed at least five (5)
days prior thereto.

                                     ARTICLE III.
                                      DIRECTORS

    SECTION 1. The business and property of the corporation shall be managed by its Board of Directors, not less than one (1) nor more than seven (7) in number; provided, however, that in the event all of the shares of the corporation are owned beneficially and of record by more than one shareholder, the number of directors shall be no less than three (3). The term of each director shall continue until the next annual meeting of the corporation or until his successor is elected and qualifies.

    SECTION 2. A majority of the Board of Directors shall constitute a quorum for the transaction of business; provided, however, that if any vacancies exist by reason of death, resignation or otherwise, a majority of the remaining directors shall constitute a quorum for the filling of such vacancies.

    SECTION 3. The directors shall meet annually immediately after the election of directors, or as soon thereafter as is practicable, at the registered office of the corporation in the City of St. Cloud, Minnesota, or at such other time and place as may be fixed by the written consent of all of the directors. Regular meetings of the Board of Directors shall be held from time to time at such time and place as may from time to time be fixed by resolution adopted by a majority of the whole Board of Directors. No notice need be given of any regular meeting. Special meetings of the


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Board of Directors may be held at such time and place as may from time to time be designated in the notice or waiver of notice of the meeting. Special meetings of the Board of Directors may be called by the President or any two (2) directors. Notice of such special meetings shall be given by the Secretary who shall give at least twenty-four (24) hours' notice thereof to each director by mail, telephone, telegraph or in person, provided that no notice of any meeting need be given to any director while he is in the armed forces of the United States.

    SECTION 4.  Directors need not be shareholders of the corporation.

    SECTION 5. Directors and members of any committee of the corporation contemplated by these By-Laws or otherwise provided for by resolution of the Board of Directors, who are not salaried officers of the corporation, shall receive such fixed sum per meeting attended, or such fixed annual sum, as shall be determined from time to time by resolution of the Board of Directors. All directors and members of any such committee shall receive their expenses, if any, of attendance at meetings of the Board of Directors or of such committee. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity, and receiving proper compensation therefor.

                                     ARTICLE IV.
                                       OFFICERS

    SECTION 1. The officers of the corporation shall consist of a President, one or more Vice Presidents, a Secretary and Treasurer, and such other officers and agents


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as may from time to time be chosen.  Any two (2) officers, except those of
President and Vice President, may be held by one (1) person.

    SECTION 2. At the annual meeting of the Board of Directors, the Board shall elect from their number a President and shall, from within or without their number, elect one or more Vice Presidents, a Secretary and a Treasurer, and such other officers as may be deemed advisable. Such officers shall hold office until the next annual meeting or until their successors are elected and qualify; provided, however, that any officer may be removed with or without cause by the affirmative vote of a majority of the whole Board of Directors.

    SECTION 3. The President shall preside at all meetings of the shareholders and directors and shall have such other duties as may be prescribed from time to time by the Board of Directors.

    SECTION 4. Each Vice President shall have such powers and shall perform such duties as may be prescribed by the Board of Directors. In event of the absence or disability of the President, the Vice Presidents shall succeed to his power and duties in the order in which they are elected.

    SECTION 5. The Secretary shall be Secretary of and shall attend all meetings of the shareholders and Board of Directors. He shall act as Clerk thereof and shall record all the proceedings of such meetings in the minute book of the corporation. He shall give proper notice of meetings of shareholders and directors. He shall keep the seal of the corporation and shall affix the same to any instrument requiring it and shall attest the seal by his signature. He shall, with the President or any Vice


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President, sign all certificates for shares of the corporation and affix the corporate seal thereto, and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

    SECTION 6. The Treasurer shall keep accurate accounts of all moneys of the corporation received or disbursed. He shall deposit all moneys, drafts and checks in the name of and to the credit of the corporation in such banks and depositories as a majority of the whole Board of Directors shall designate from time to time. He shall have power to endorse for deposit all notes, checks and drafts received by the corporation. He shall disburse the funds of the corporation as ordered by the Board of Directors, taking proper vouchers therefor. He shall render to the President and directors, whenever required, an account of all his transactions as Treasurer and of the financial condition of the corporation and shall perform such duties as may be prescribed by the Board of Directors from time to time.

    SECTION 7. If there be a vacancy in the officers of the corporation by reason of death, resignation or otherwise, such vacancy shall be filled, for the unexpired term, by the Board of Directors.

                                      ARTICLE V.
                                AMENDMENTS OF BY-LAWS

    These By-Laws may be amended or altered by the vote of a majority of the whole Board of Directors at any meeting, provided that notice of such proposed amendment shall have been given in the notice given to the directors of such meeting. Such authority in the Board of Directors is subject to the power of the


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shareholders to change or repeal such By-Laws by a majority vote of the shareholders present and represented at any annual meeting or at any special meeting called for such purpose, and the Board of Directors shall not make or alter any By-Laws fixing their number, qualification or term of office.

                                     ARTICLE VI.
                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

    SECTION 1. Every person (and the heirs and legal representatives of such person) who is or was a director or officer of the corporation, or of any other corporation which he serves or served as such at the request of the corporation, may in accordance with the provisions hereof be indemnified against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Unless ordered by a court of competent jurisdiction, such indemnification shall be authorized in the specific case only upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by


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independent legal counsel in a written opinion, or (3) by the shareholders of the corporation. The foregoing right of indemnification shall not apply to any action brought by or in the right of the corporation by reason of the fact that the party sought to be indemnified is or was a director or officer, or is or was serving at the request of the corporation as a director or officer of another corporation and of which the corporation is directly or indirectly interested.

    SECTION 2. In any threatened, pending or completed action or suit, wherever brought, by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such persons seeking indemnification is or was a director or officer of any other corporation, or is or was a director or officer of any other corporation of which the corporation is directly or indirectly interested, such person may be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, provided (i) he acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the corporation; and (ii) provided, further, that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that upon application, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper; and
(iii) provided,


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further, that any indemnification under this Section 2 shall first be submitted to and ordered by a court of competent jurisdiction.

    SECTION 3.  Notwithstanding any provisions set forth above in Section 1 and
Section 2, the corporation shall indemnify any such director or officer of the corporation or of such other corporation as has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to hereinabove, against expenses, including attorneys' fees actually and reasonably incurred by him in connection therewith.

    SECTION 4. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in Section 1 hereof, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to indemnification under this
Article IV.

                                     ARTICLE VII.
                                CERTIFICATES OF STOCK

    Every shareholder shall be entitled to a certificate or certificates representing the capital stock of the corporation owned by such shareholder in such form as may be prescribed by the Board of Directors, duly numbered and sealed with the corporate seal of the corporation (if any), and setting forth the number and class or kind of stock. Each such certificate or certificates shall be signed by the President or a Vice


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President and by the Treasurer or an Assistant Treasurer or the Secretary or an
Assistant Secretary of the corporation.


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